Bank Notes

THE PALMETTO BANK EXPANDS TO ROCK HILL

The Palmetto Bank has received approval to establish a branch location in Rock Hill. This will be the first office in York County for The Palmetto Bank, bringing the total number of offices across the Upstate to twenty-nine.

This full-service banking location at 201 Oakland Avenue, Rock Hill, is expected to open in the summer.  Services will include All Day Deposit Credit, Saturday banking, and 8:00 a.m. “early-bird” hours.

OFFICER PROMOTIONS

Lauren S. Greer, CPA has been promoted to senior vice president, chief financial officer.
Edward M. Simpson has been promoted to senior vice president, chief operations & technology officer.
Derrick M. Copeland, CFE has been promoted to vice president, chief security officer.
William B. (Will) Ferguson has been promoted to senior vice president, Mortgage Loans.
Diane M. Watkins has been promoted to senior vice president, Pendleton/Oconee.
Michelle R. Brewer, CRCM has been promoted to assistant vice president, BSA & compliance officer.
Tony K. Maddox has been promoted to assistant vice president, data processing officer.
James B. (Tripp) Martin III has been promoted to assistant vice president, branch manager and loan officer, Easley.
Randall C. (Randy) Traynham, AAP, CTP has been promoted to assistant vice president, corporate services officer.

OFFICER APPOINTMENTS

Andrew T. (Drew) Boland has been promoted to commercial relationship officer, Fountain Inn.
Philip J. Codington has been promoted to application software systems officer.
Jeri C. Manley has been promoted to branch manager and loan officer, North Harper office.
Lisa M. Marinelli, CPA, has been appointed to senior accounting officer, finance, Laurens.
Elizabeth B. (Liz) Winterburn has been appointed to vice president, branch manager and loan officer,

Consolidated Balance Sheets
(dollars in thousands, except common and per share data)(unaudited)

	March 31,	March 31,
	2008	2007

Assets
Cash and cash equivalents
Cash and due from banks	$32,972	31,713
Federal funds sold	974	33,840
Total cash and cash equivalents	33,946	65,553

FHLB stock, at cost	4,788	2,527
Investment securities available for sale, at fair market value	127,150	107,072
Mortgage loans held for sale	11,804	4,211

Loans	1,072,825	954,221
Less: allowance for loan losses	(7,488)	(8,460)
Loans, net	1,065,337	945,761

Premises and equipment, net	26,097	25,002
Goodwill	3,691	3,691
Core deposit intangibles	68	114
Accrued interest receivable	6,518	5,960
Other	16,376	13,606
Total assets	$1,295,775	1,173,497

Liabilities and shareholders' equity
Liabilities
Deposits
Noninterest-bearing	$134,943	138,771
Interest-bearing	920,231	878,931
Total deposits	1,055,174	1,017,702

Retail repurchase agreements	15,798	9,905
Commercial paper (Master notes)	29,425	24,275
Other short-term borrowings	37,500	-
Long-term borrowings	35,000	10,000
Accrued interest payable	1,916	1,551
Other	8,126	6,889
Total liabilities	1,182,939	1,070,322

Shareholders' equity
Common stock - par value $5.00 per share; authorized 10,000,000 shares; issued and outstanding 6,432,765 and 6,381,960
at March 31, 2008 and 2007, respectively	32,164	31,910
Capital surplus	1,829	1,248
Retained earnings	81,481	70,680
Accumulated other comprehensive loss, net of tax	(2,638)	(663)
Total shareholders' equity	112,836	103,175

Total liabilities and shareholders' equity	$1,295,775	1,173,497

SIGNIFICANT CAPITAL RATIOS
Shareholders' equity as a percentage of total assets	8.71%	8.79
Tier 1 risk-based capital	9.55	9.47
Total risk-based capital	10.19	10.27
Tier 1 leverage ratio	8.87	8.65

SIGNIFICANT CREDIT QUALITY RATIOS
Nonaccrual loans as a percentage of total assets	0.43%	1.03

OTHER INFORMATION
Full-time equivalent employees	413	405
Banking offices	32	32
ATMs	39	39

Consolidated Statements of Income
(dollars in thousands, except common and per share data)(unaudited)

	For the three month periods ended March 31,
	2008	2007
	(unaudited)
Interest income
Interest earned and fees on loans	$19,051	18,766
Interest earned on investment securities available for sale	1,090	1,171
Interest earned on cash and due from banks	5	208
Interest earned on federal funds sold	37	16
Dividends paid on FHLB stock	57	37
Total interest income	20,240	20,198

Interest expense
Interest paid on deposits	7,116	7,227
Interest paid on retail repurchase agreements	112	146
Interest paid on commercial paper	144	238
Interest paid on other short-term borrowings	251	29
Interest paid on long-term borrowings	68	95
Total interest expense	7,691	7,735

Net interest income	12,549	12,463

Provision for loan losses	488	367

Net interest income after provision for loan losses	12,061	12,096

Noninterest income
Service charges on deposit accounts	2,167	1,908
Fees for trust and investment management and brokerage services	756	696
Mortgage-banking income	253	348
Other	1,513	947
Total noninterest income	4,689	3,899

Noninterest expense
Salaries and other personnel	6,195	6,137
Occupancy	421	370
Furniture and equipment	1,328	1,277
Marketing	332	268
Amortization of core deposit intangibles	11	12
Other	2,880	2,145
Total noninterest expense	11,167	10,209

Net income before provision for income taxes	5,583	5,786

Provision for income taxes	1,937	2,025

Net income	$3,646	3,761

Common share data
Net income - basic	$0.57	0.59
Net income - diluted	0.56	0.58
Cash dividends	0.20	0.19
Book value	17.54	16.17

Weighted average common shares outstanding - basic	6,431,172	6,378,516
Weighted average common shares outstanding - diluted	6,519,127	6,455,805

SIGNIFICANT OPERATING RATIOS BASED ON EARNINGS
Return on average assets	1.16%	1.32
Return on average shareholders' equity	13.01	14.94
Net interest margin	4.28	4.66

SIGNIFICANT CAPITAL RATIOS
Average shareholders' equity as a percentage of average assets	8.94%	8.83

SIGNIFICANT CREDIT QUALITY RATIOS
Net loans charged-offs as a percentage of average loans less
mortgage loans held for sale	0.16%	0.19

To Our Shareholders:

At the time of this writing we have just concluded our annual shareholders’ meeting. I am pleased to report the re-election of five directors to our Board: John Gramling, John Hopkins, Keith Snead, Jane Sosebee, and Bill Stringer. These directors serve with great distinction and dedication on your behalf and that of our customers, employees, and the communities we serve. I am also pleased to report that approximately 80 per cent of the shares voted at the meeting were cast in favor of the 2008 Restricted Stock Plan. Your Board of Directors believes the inclusion of this Plan in total compensation management is essential to attracting, rewarding, and retaining key personnel for the Company. We were additionally pleased to report excellent operating performance for Palmetto Bancshares in 2007.

Now, our attention turns to 2008, the current banking environment and the economy at the end of the first quarter of the year. A read of financial reporting since year end has been anything but boring. To the contrary, the financial sector can be viewed like a new Broadway play and we are still in the first act. The Fed has acted boldly. Interest rates have declined. The President says the economy is in a slow down, as we are, and in fact, perhaps the start of a recession. Only time will tell. So, how do we look at the end of the first quarter? We believe in excellent condition. The numbers speak for themselves. Capital is strong, as are earnings, as you will see in this report. Loan growth has been strong at the first part of the year, and credit quality remains in excellent condition. Nonperforming assets and charge offs declined from the same period last year. Profitability ratios remain strong with return on average assets at 1.16% and return on average equity at 13.01%. The dividend increase at year-end was maintained through the first quarter at $.20 per share, and the latest price traded for Palmetto Bancshares, Inc., at the time of this report, between buyers and sellers is $42.00 per share. Total assets on March 31 reached $1.3 billion, a 10% increase over the prior March 2007 level. We are pleased with how we stand at this time in the calendar year. We are in line with our projections and budget for the year.

While margin compression is one of our biggest challenges this year, we are mindful of expense management and control as one of the highest priorities. In 2007 an extensive review was conducted of retail branch profitability and productivity with a view toward the future potential of each of our 32 present locations. In late April three of these branches were consolidated into other locations that we believe can continue to provide excellent service to our customers. A fourth location is planned for consolidation in June. While we believe the consolidation of these locations is a prudent decision, we will continue to seek out opportunities for future growth that meet the test of our master strategy of growth and profitability. The recent announcement of plans to open a full service location of The Palmetto Bank in Rock Hill, York County, SC is an opportunity to extend the Palmetto brand into another area of the upstate that we believe has high growth potential for us. An opening is planned around this mid-year.

As for an update on the construction of the new headquarters facility in downtown Greenville, this project continues to go well and on schedule at this time for a late November opening. The exterior structure has been completed and we now begin the interior phase of forming floor plan concepts into furnished office space. It is exciting to watch progress on our building at one of Greenville’s most visible and strategic downtown locations.

As stated in our recent annual report, the financial services industry is beset by a number of challenging issues, but that is the nature of business cycles. Intense competition for deposits, interest margin compression, and extreme uncertainty in the real estate markets – all – will remain as issues to be closely watched for the remainder of this year. We are especially mindful of our directors and employees, all of the same mind, with a purpose of continuing our record of high performance banking. And, to be known as the best at our business in Upstate South Carolina is our goal. As our shareholders, we are always mindful of your concerns. Let us know what they might be. We continue to appreciate your loyalty and support as shareholders and customers.

L. Leon Patterson

Chairman and Chief Executive Officer